Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

Second Quarter Highlights

•	Worldwide net sales down 19 percent;

•	Domestic gross sales down 12 percent and international gross sales down 26 percent;

•	Worldwide gross sales for core brands: Barbie® down 15 percent; Hot Wheels® down 10 percent; Core Fisher-Price® down 13 percent and American Girl® brands flat;

•	Gross margin increased 70 basis points of net sales; SG&A increased 30 basis points of net sales;

•	Operating income of $32.5 million compared to operating income of $30.6 million in the second quarter of 2008; and

•	Earnings per share of $0.06 vs. prior year earnings per share of $0.03.

EL SEGUNDO, Calif., July 17, 2009 – Mattel, Inc. (NYSE: MAT) today reported 2009 second quarter financial results. For the quarter, the company reported net income of $21.5 million, or $0.06 per share, compared to last year’s second quarter net income of $11.8 million, or $0.03 per share.

“In light of the challenging global economy, the quarter’s results met our expectations, with revenues negatively impacted largely by our lack of toys based on summer entertainment properties as well as foreign exchange rates,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “That said, we are pleased with our ability to deliver on what is in our control, including tightly managing expenses, which has resulted in improved margins, profitability and cash flow for the quarter.”

Financial Overview

For the quarter, net sales were $898.2 million, down 19 percent compared to $1.11 billion last year, including unfavorable changes in currency exchange rates of 5 percentage points. On a regional basis, second quarter gross sales decreased 12 percent in the U.S. and decreased 26 percent in international markets, including unfavorable changes in currency exchange rates of 10 percentage points. Operating income for the quarter was $32.5 million, compared to prior year’s operating income for the quarter of $30.6 million.

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Mattel Reports Second Quarter 2009 Results/Page 2 2 2

The company’s debt-to-total-capital ratio was 32.7 percent. Consistent with the seasonality of the business, year-to-date, net cash flow used for operating activities was approximately $350 million, an improvement of $180 million, compared with a use of approximately $530 million in the first half of 2008.

Sales by Business Unit

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $540.6 million, down 25 percent versus a year ago. Worldwide gross sales for the Barbie® brand were down 15 percent, driven primarily by lower international sales. Barbie® retail sales trends continue to be strong. Worldwide gross sales for Other Girls Brands were down 23 percent, driven by declines in the High School Musical™ and Polly Pocket® doll lines. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down 28 percent, driven primarily by declines in products related to last year’s Speed Racer® movie. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were down 32 percent for the quarter, driven by the lack of toys based on summer entertainment properties compared to last year.

Fisher-Price Brands

Second quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $369.9 million, or down 14 percent versus the prior year, primarily due to declines in Fisher-Price® Core.

American Girl Brands

Second quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $61.0 million, flat versus last year.

Live Webcast

Mattel will webcast its 2009 second quarter financial results conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live

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Mattel Reports Second Quarter 2009 Results/Page 3 3 3

call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until midnight Eastern time on July 21st and may be accessed by dialing + 1 (719) 457-0820. The passcode is 4864704.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox® , American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2009, Mattel is recognized among the “100 Best Corporate Citizens,” as one of the “World’s Most Ethical Companies” and as one of FORTUNE Magazine’s “100 Best Companies to Work For.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands—today and tomorrow.

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MAT-FIN

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
	2009		2008		Yr / Yr % Change	2009		2008		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$898.2		$1,112.4		-19%	$1,683.8		$2,031.7		-17%
Cost of sales	492.1	54.8%	617.1	55.5%	-20%	931.9	55.3%	1,139.5	56.1%	-18%

Gross Profit	406.1	45.2%	495.3	44.5%	-18%	751.9	44.7%	892.2	43.9%	-16%
Advertising and promotion expenses	89.8	10.0%	116.8	10.5%	-23%	173.9	10.3%	219.8	10.8%	-21%
Other selling and administrative expenses	283.8	31.6%	347.9	31.3%	-18%	600.7	35.7%	678.3	33.4%	-11%

Operating Income (Loss)	32.5	3.6%	30.6	2.8%	6%	(22.7)	-1.3%	(5.9)	-0.3%	283%
Interest expense	17.5	1.9%	16.6	1.5%	6%	33.4	2.0%	32.6	1.6%	2%
Interest (income)	(2.5)	-0.3%	(7.3)	-0.7%	-65%	(6.0)	-0.4%	(15.8)	-0.8%	-62%
Other non-operating (income) expense, net	(6.3)		6.4			(8.5)		22.2

Income (Loss) Before Income Taxes	23.8	2.7%	14.9	1.3%	59%	(41.6)	-2.5%	(44.9)	-2.2%	-7%
Provision (benefit) for income taxes	2.3		3.1			(12.1)		(10.0)

Net Income (Loss)	$21.5	2.4%	$11.8	1.1%	82%	$(29.5)	-1.8%	$(34.9)	-1.7%	-15%

EPS—Basic	$0.06		$0.03			$(0.08)		$(0.10)

Average Number of Common Shares	358.8		361.3			359.0		361.5

EPS—Diluted	$0.06		$0.03			$(0.08)		$(0.10)

Average Number of Common and Potential Common Shares	360.9		363.9			359.0		361.5

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except percentage information)	2009		2008		2009		2008
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$540.6		$721.7		$1,044.6		$1,314.5
% Change		-25%		13%		-21%		9%
Pos./(Neg.) Impact of Currency (in % pts)		-7		6		-8		7
Fisher-Price Brands	369.9		428.0		653.7		769.3
% Change		-14%		4%		-15%		-4%
Pos./(Neg.) Impact of Currency (in % pts)		-5		4		-5		4
American Girl Brands	61.0		61.1		127.5		130.2
% Change		0%		10%		-2%		10%
Other	3.5		3.6		6.4		7.1

Gross Sales	$975.0		$1,214.4		$1,832.2		$2,221.1

% Change		-20%		10%		-18%		4%
Pos./(Neg.) Impact of Currency (in % pts)		-6		6		-7		5

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$975.0		$1,214.4		$1,832.2		$2,221.1
Sales Adjustments	(76.8)		(102.0)		(148.4)		(189.4)

Net Sales	$898.2		$1,112.4		$1,683.8		$2,031.7

% Change		-19%		11%		-17%		5%
Pos./(Neg.) Impact of Currency (in % pts)		-5		5		-6		5

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,		At Dec. 31, 2008
	2009	2008
(In millions)	(Unaudited)
Assets
Cash and equivalents	$422.7	$384.4	$617.7
Accounts receivable, net	747.2	977.4	873.5
Inventories	589.6	676.1	485.9
Prepaid expenses and other current assets	402.7	340.0	409.8

Total current assets	2,162.2	2,377.9	2,386.9
Property, plant and equipment, net	522.2	517.8	536.2
Other noncurrent assets	1,793.2	1,737.4	1,751.9

Total Assets	$4,477.6	$4,633.1	$4,675.0

Liabilities and Stockholders' Equity
Short-term borrowings	$294.2	$107.0	$—
Current portion of long-term debt	50.0	150.0	150.0
Accounts payable and accrued liabilities	703.3	881.6	1,071.1
Income taxes payable	—	23.0	38.9

Total current liabilities	1,047.5	1,161.6	1,260.0
Long-term debt	710.0	760.0	750.0
Other noncurrent liabilities	550.4	382.2	547.9
Stockholders' equity	2,169.7	2,329.3	2,117.1

Total Liabilities and Stockholders' Equity	$4,477.6	$4,633.1	$4,675.0

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2009	2008
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	75	79
Total Debt Outstanding	$1,054.2	$1,017.0
Total Debt-to-Total-Capital Ratio	32.7%	30.4%

	Six Months Ended June 30,
(In millions)	2009 (a)	2008
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(350)	$(530)
Cash Flows From (Used For) Investing Activities	9	(36)
Cash Flows From Financing Activities and Other	146	49

Decrease in Cash and Equivalents	$(195)	$(517)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.